Exhibit 99.1

SBT Bancorp Announces Quarterly Dividend

SIMSBURY, Conn.--(BUSINESS WIRE)--May 13, 2009--The Board of Directors of SBT Bancorp, Inc., (OTCBB: SBTB), the holding company of Simsbury Bank, declared on May 12, 2009 a quarterly cash dividend of $.12 per share payable on June 15, 2009 to shareholders of record on May 29, 2009.

Lincoln S. Young, Chairman of the Board, stated “The Board is pleased to announce that our change to a quarterly dividend payment schedule will be at the same annualized rate of dividends as last year even in this challenging economy. Changing to a quarterly dividend schedule, from what had been an annual schedule, puts us in line with the majority of public companies’ payouts. We continue to be confident in the Company’s strong future,” said Young.

Martin J. Geitz, President and CEO of the SBT Bancorp and Bank, said, “The management and directors of SBT Bancorp believe that part of the return shareholders earn on their investment should be regular dividends. Simsbury Bank’s earnings and growth trends are positive, its capital position is strong and we are poised for a bright future.”

Simsbury Bank is an independent, locally-controlled, customer-friendly commercial bank for businesses and consumers. The Bank has approximately $260 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury Connecticut; a Business Office in Canton, Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program in addition to thousands of ATM locations world-wide; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. The stock of the Bank’s parent company, SBT Bancorp, Inc., is traded over-the-counter under the ticker symbol of OTCBB: SBTB. Visit the Bank’s website at www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of the Company, its directors or its officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
The Simsbury Bank & Trust Company
Mr. Anthony F. Bisceglio, 860-408-5493
CFO
fax: 860-408-4679
abisceglio@simsburybank.com